CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 7 to Registration Statement No. 333-88517 of the Fairholme Fund (the "Fund"), a series of Fairholme Funds, Inc. (the "Company"), on Form N-1A of our report dated January 7, 2005, appearing in the Annual Report of the Fund for the year ended November 30, 2004 and to the reference to us under the heading "Financial Highlights" appearing in the Prospectus, which is a part of such Registration Statement, and under the headings "Financial Statements" and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is also part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, PA
March 29, 2005

22146.0001 #558331